UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2017

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

On December 10, 2017, Knoll Denmark ApS (“Buyer”), a wholly owned subsidiary of Knoll, Inc., entered into a share purchase agreement (the “Agreement”) pursuant to which Buyer will acquire one hundred percent (100%) of the shares of Muuto Holding ApS and MIE4 Holding 5 ApS, which collectively hold substantially all the business operations of Muuto. Pursuant to the Agreement, the purchase price for the shares will be approximately $300 million USD, less certain customary adjustments.
Consummation of the transaction is subject to limited closing conditions. The transaction is expected to close in January 2018, but there can be no assurances that the conditions to closing will be satisfied or waived or that the closing will occur as expected. The transaction will be funded through a combination of cash on hand and borrowings under Knoll, Inc.'s existing credit facility.
The press release announcing the acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01.    Regulation FD Disclosure

Knoll, Inc. will host a conference call at 10:00 a.m. ET on Wednesday, December 13, 2017 to discuss its planned acquisition of Muuto. The materials used in connection with this call are attached as Exhibit 99.2 to this Current Report on Form 8-K. Details regarding the conference call are available in the attached press release.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 - Press Release, dated December 12, 2017, announcing acquisition agreement

Exhibit 99.2 - Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: December 12, 2017	By:	/s/ Michael A. Pollner

Michael A. Pollner
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated December 12, 2017, announcing acquisition agreement
EX-99.2	Investor Presentation